Exhibit 4.11
Consent of Steven Ristorcelli
     I, Steven Ristorcelli, hereby confirm that I have read those portions of the Notice of Meeting and Management Information Circular of Aurora Energy Resources Inc. (“Aurora”), dated March 20, 2009 (the “Circular”) and relating to the special meeting of shareholders of Aurora to approve the amalgamation of Aurora and 59801 Newfoundland & Labrador Inc., which Circular incorporates by reference the annual information form of Fronteer Development Group Inc. (“Fronteer”) dated March 27, 2008 for its year ended December 31, 2007 (the “AIF”), that directly pertain to the Technical Reports (as defined in the following paragraph).
     I hereby consent to the use of my name in connection with references to my preparation or involvement in the preparation of the following technical reports in the AIF or other documents incorporated by reference therein: (i) the technical report dated November 1, 2007 entitled “Updated Technical Report of the Zaca Project, Alpine County, California, USA” prepared together with David Griffith, (ii) the technical report dated November 1, 2007 entitled “Updated Technical Report Northumberland Project, Nye County, Nevada, USA” prepared together with Michael M. Gustin and George Lanier, and (iii) the technical report dated July 15, 2006 entitled “Technical Report Northumberland Project, Nye County, Nevada, USA” prepared together with Michael M. Gustin and George Lanier (collectively, the “Technical Reports”). I further consent to the inclusion in the Circular and Fronteer’s registration statement on Form F-8 relating to the Circular filed with the United States Securities and Exchange Commission (the “Registration Statement”) of the Technical Reports (through the inclusion by way of incorporation by reference of the AIF in the Circular) and of extracts from or a summary of the Technical Reports in the Circular and the Registration Statement or any documents incorporated by reference therein.
     I also hereby confirm that I have read the Technical Reports and extracts from or a summary of the Technical Reports contained in the Circular and the Registration Statement by way of incorporation by reference of the AIF and that I have no reason to believe there are any misrepresentations in the information contained therein that is derived from the Technical Reports or that is within my knowledge as a result of the services that I have performed in connection with the Technical Reports.

March 20, 2009	(signed) Steven Ristorcelli Steven Ristorcelli, R.P.Geo.